EXHIBIT 99

NEWS:

The Sherwin-Williams Company        •        101 West Prospect Avenue        •         Cleveland, Ohio 44115        •        (216) 566-2000

The Sherwin-Williams Company Reports 2019 Third Quarter Financial Results

•	Consolidated net sales increased 2.9% in the quarter to $4.87 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 8.1% in the quarter

•	Diluted net income per share increased to $6.16 per share in the quarter compared to $3.72 per share in the third quarter 2018

•

Third quarter 2019 includes a benefit from the resolution of the California public nuisance litigation, which increased earnings per share $.28, and charges for acquisition-related costs of $.77 per share; third quarter 2018 included charges for the California litigation and acquisition-related costs of $1.09 and $.87 per share, respectively

•

Excluding acquisition-related costs and other non-operating expenses, diluted net income per share increased to $6.65 per share in the quarter versus $5.68 per share in the third quarter 2018 on a comparable basis

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 11.8% in the quarter to $919.3 million, or 18.9% of sales

•	Increasing FY19 adjusted EPS guidance to $20.90 to $21.30 per share, excluding acquisition-related costs and other non-operating expenses, versus $18.53 per share on a comparable basis in FY18

CLEVELAND, OHIO, October 22, 2019 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2019. Compared to the same period in 2018, consolidated net sales increased $136.2 million, or 2.9%, to $4.87 billion in the quarter and increased $316.1 million, or 2.3%, to $13.79 billion in nine months. The increase in the quarter was due primarily to higher paint sales volume in North American stores and selling price increases, partially offset by demand softness in some end markets outside the U.S. and unfavorable currency translation rate changes. Currency translation rate changes decreased consolidated net sales by 0.9% in the third quarter and 1.5% in the first nine months, respectively. Diluted net income per share increased to $6.16 per share in the third quarter compared to $3.72 per share in the third quarter 2018. Third quarter 2019 includes a benefit from the resolution of the California litigation, which increased earnings per share $.28, and a charge for acquisition-related costs of $.77 per share. Currency translation rate changes decreased diluted net income per common share in the quarter by $.11 per share. Third quarter 2018 diluted net income per share included charges for acquisition-related costs and the California litigation of $.87 and $1.09 per share, respectively. Diluted net income per share increased to $13.82 per share in the first nine months compared to $10.59 per share in the same period in 2018. The first nine months of 2019 includes charges for acquisition-related costs of $2.23 per share, a tax credit investment loss of $.79 per share, and a pension settlement expense of $.27 per share, partially offset by a benefit from the resolution of the California litigation of $.28 per share. Currency translation rate changes decreased diluted net income per common share in the first nine months of 2019 by $.21 per share. The first nine months of 2018 included charges of $3.05, $1.09 and $.25 per share for acquisition-related costs, the California litigation and environmental expense provisions, respectively. During the third quarter of 2019, the Company reduced its accrual for the California litigation by $59.6 million to $76.7 million as a result of the final court approved agreement to resolve the litigation and the initial payment of $25.0 million to the plaintiffs in accordance with the agreement.

Net sales in The Americas Group increased 8.7% to $2.90 billion in the quarter and increased 5.9% to $7.81 billion in nine months due primarily to higher paint sales across all end markets in North American stores and selling price increases. Net sales from stores in the U.S. and Canada open for more than twelve calendar months increased 8.1% in the quarter and increased 5.5% in nine months over last year’s comparable periods. Segment profit increased $85.9 million to $663.7 million in the quarter and increased $122.1 million to $1.61 billion in nine months due primarily to higher paint sales volume and selling price increases. Segment profit as a percent of net sales increased in the quarter to 22.9% from 21.7% in the third quarter last year. In the first nine months, segment profit as a percent of net sales increased to 20.6% compared to 20.1% in the same period last year.

Net sales of the Consumer Brands Group decreased 11.9% to $678.5 million in the quarter and decreased 3.0% to $2.14 billion in nine months. The decrease in the quarter was due primarily to comparisons to load-in sales for a new customer program in 2018, the divestiture of the Guardsman furniture protection business in the third quarter of 2018 and softer sales outside of North America in some end markets, partially offset by selling price increases and higher volume sales to most of the Group’s retail customers. The decrease in the nine months was due primarily to the divestiture of the Guardsman furniture protection business in the third quarter of 2018, softer sales outside of North America in some end markets and unfavorable currency translation rate changes, partially offset by selling price increases and higher volume sales related to a new customer program. Currency translation rate changes decreased Group net sales by 1.3% in the nine months. Segment profit increased to $114.9 million in the quarter from $83.9 million in the third quarter last year due primarily to improved supply chain efficiencies and good cost control, partially offset by incremental investments in the new customer program. Segment profit as a percent of net external sales increased in the quarter to 16.9% from 10.9% in the third quarter last year. Acquisition-related amortization expense in the quarter was $22.6 million compared to $26.0 million in the third quarter last year. In the first nine months, segment profit increased to $343.5 million from $249.1 million in the comparable period last year primarily due to improved supply chain efficiencies, moderating raw material costs, good cost control and reduced impacts of acquisition-related amortization expense, partially offset by unfavorable currency translation rate changes. Segment profit as a percent of net external sales increased in the nine months to 16.1% from 11.3% in the same period last year. Acquisition-related amortization expense through nine months was $68.0 million compared to $86.4 million in the same period last year. Currency translation rate changes decreased segment profit $3.3 million in nine months.

The Performance Coatings Group’s net sales decreased 0.3% to $1.29 billion in the quarter and decreased 1.4% to $3.84 billion in nine months. The decrease in both the quarter and nine months was due primarily to softer sales outside of North America in some end markets and unfavorable currency translation rate changes, partially offset by selling price increases. Currency translation rate changes decreased Group net sales by 1.6% and 2.7% in the quarter and nine months, respectively. Segment profit increased in the quarter to $137.4 million from $104.9 million in the third quarter last year due primarily to moderating raw material costs and good cost control. Segment profit as a percent of net external sales increased in the quarter to 10.7% from 8.1% in the third quarter last year. Acquisition-related amortization expense in the quarter was $54.3 million compared to $55.4 million in the third quarter last year. Segment profit increased in the first nine months to $386.5 million from $339.8 million in the same period last year due primarily to moderating raw material costs and good cost control, partially offset by unfavorable currency translation rate changes. Currency translation rate changes decreased segment profit $10.5 million in the nine months. Segment profit as a percent of net external sales increased in the first nine months to 10.1% from 8.7% in the same period last year. Acquisition-related amortization expense for the first nine months was $162.4 million compared to $160.6 million in the same period last year.

Net operating cash improved $230.2 million to $1.66 billion in the nine months. This strong cash generation allowed us to return cash of approximately $892.6 million to our shareholders in the form of dividends and share repurchases. The Company purchased 1,325,000 shares of its common stock in the first nine months, and at September 30, 2019, the Company had remaining authorization to purchase 8.80 million shares of its common stock through open market purchases.

Commenting on the third quarter, John G. Morikis, Chairman and Chief Executive Officer, said, “Sherwin-Williams delivered strong results in the quarter as adjusted earnings per share increased 17.1% year-over-year to $6.65. Our performance in the quarter was driven by continued strength in North American architectural paint markets, which offset choppiness in some industrial end markets. U.S. and Canada same store sales growth was 8.1% as our pro painting customers continued to report strong demand. As a result of this strong volume and operating efficiencies, consolidated gross margin expanded over 300 basis points to 45.7%. Adjusted EBITDA margin in the quarter improved 150 basis points to 18.9% compared to the prior year.

“For the second consecutive quarter, all three operating segments increased segment profit and margin compared to the same period last year. In The Americas Group, our North American paint stores generated strong growth in all regions and all customer end markets, led by double digit growth in residential repaint. With the strong volume, the team delivered incremental operating margin of approximately 37%, and we have opened 31 net new stores year to date. In the Consumer Brands Group, sales decreased more than expected due primarily to softness in some international markets. In North America, we continued to strengthen our relationships with our largest retail partners. The team has done a nice job of controlling selling expenses, while continuing to realize synergies and improving year over year supply chain costs. The Performance Coatings Group was impacted by slowing industrial demand in some end markets, leading to slightly lower sales in the quarter. Despite the softer than expected top line, the team remained focused on controlling selling expenses, and with moderating raw material costs, adjusted segment profit and margin increased year over year.

“For the fourth quarter, we anticipate our consolidated net sales will increase by a low single digit percentage compared to last year’s fourth quarter. For the full year 2019, we expect our consolidated net sales will increase by a low single digit percentage compared to the full year 2018. We are updating our full year 2019 diluted net income per share guidance to be in the range of $17.07 to $17.47 per share. Diluted net income per share in 2018 was $11.67 per share, including a charge of $4.15 per share for acquisition-related costs and a charge of $2.71 per share for non-operating expenses. We are increasing our full year 2019 adjusted diluted net income per share guidance to be in the range of $20.90 to $21.30 per share, excluding charges for acquisition-related costs and non-operating expenses, compared to $18.53 per share for the full year 2018 on a comparable basis.”

The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2019, at 11:00 a.m. EDT on Tuesday, October 22, 2019. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 22nd release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until November 8, 2019 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related costs and other non-operating expenses. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months	Nine Months	Year Ended
	Ended	Ended	December 31, 2019
	September 30,	September 30,	(guidance)
	2019	2019	Low	High
Diluted net income per share	$6.16	$13.82	$17.07	$17.47

California litigation expense provision reduction	(.28)	(.28)	(.28)	(.28)
Tax credit investment loss		.79	.79	.79
Pension plan settlement expense		.27	.27	.27

Other non-operating expenses	(.28)	.78	.78	.78

Integration costs (1)	.14	.33	.51	.51
Acquisition-related amortization expense (2)	.63	1.90	2.54	2.54

Total acquisition-related costs	.77	2.23	3.05	3.05

Adjusted diluted net income per share	$6.65	$16.83	$20.90	$21.30

	Three Months	Nine Months	Year
	Ended	Ended	Ended
	September 30,	September 30,	December 31,
	2018	2018	2018
Diluted net income per share	$3.72	$10.59	$11.67

California litigation expense	1.09	1.09	1.09
Environmental expense provision		.25	1.32
Pension plan settlement expense			.30

Other non-operating expenses	1.09	1.34	2.71

Integration costs (1)	.22	1.08	1.55
Acquisition-related amortization expense (2)	.65	1.97	2.60

Total acquisition-related costs	.87	3.05	4.15

Adjusted diluted net income per share	$5.68	$14.98	$18.53

(1)

Integration costs consist primarily of professional service expenses, salaries and other employee-related expenses dedicated directly to the integration effort, and severance expense. These costs are included in Selling, general and administrative and other expenses and Cost of goods sold.

(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA). This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA.

Thousands of dollars

	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2019	June 30, 2019	September 30, 2019	September 30, 2019
Net income	$245,237	$471,003	$576,438	$1,292,678
Interest expense	90,994	89,198	85,282	265,474
Income taxes	53,617	204,698	133,395	391,710
Depreciation	64,716	65,032	65,209	194,957
Amortization	78,771	78,081	77,548	234,400

EBITDA	533,335	908,012	937,872	2,379,219
California litigation expense provision reduction			(34,667)	(34,667)
Pension plan settlement expense	32,410			32,410
Integration costs	9,345	13,519	16,071	38,935

Adjusted EBITDA	$575,090	$921,531	$919,276	$2,415,897

	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2018	June 30, 2018	September 30, 2018	September 30, 2018
Net income from continuing operations	$250,127	$403,604	$354,027	$1,007,758
Interest expense	91,547	93,507	92,281	277,335
Income taxes	53,459	134,482	61,926	249,867
Depreciation	71,591	72,542	67,381	211,514
Amortization	85,049	73,893	80,077	239,019

EBITDA from continuing operations	551,773	778,028	655,692	1,985,493
California litigation expense provision			136,333	136,333
Environmental expense provision		32,018		32,018
Integration costs	30,423	39,273	30,177	99,873

Adjusted EBITDA	$582,196	$849,319	$822,202	$2,253,717

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of additional anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:	Media Contacts:

Jim Jaye	Julie Young
Senior Vice President – Investor Relations & Corporate Communications	Vice President – Global Corporate Communications
Sherwin-Williams	Sherwin-Williams
Direct: 216.515.8682	Direct: 216.515.8682
james.r.jaye@sherwin.com	julie.s.young@sherwin.com

Eric Swanson	Mike Conway
Vice President – Investor Relations	Director – Corporate Communications
Sherwin-Williams	Sherwin-Williams
Direct: 216.566.2766	Direct: 216.515.4393
eric.r.swanson@sherwin.com	mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

Thousands of dollars, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$4,867,650	$4,731,470	$13,786,371	$13,470,272
Cost of goods sold	2,642,096	2,721,066	7,644,305	7,734,393
Gross profit	2,225,554	2,010,404	6,142,066	5,735,879
Percent to net sales	45.7%	42.5%	44.6%	42.6%
Selling, general and administrative expenses	1,345,171	1,273,066	3,920,476	3,795,492
Percent to net sales	27.6%	26.9%	28.4%	28.2%
Other general expense - net	12,032	11,526	18,696	41,495
Amortization	77,548	80,077	234,400	239,019
Interest expense	85,282	92,281	265,474	277,335
Interest and net investment income	(637)	(555)	(1,588)	(2,732)
California litigation expense	(34,667)	136,333	(34,667)	136,333
Other expense (income) - net	30,992	1,723	54,887	(8,688)

Income before income taxes	709,833	415,953	1,684,388	1,257,625
Income taxes	133,395	61,926	391,710	249,867

Net income	$576,438	$354,027	$1,292,678	$1,007,758

Net income per share - basic	$6.28	$3.80	$14.07	$10.82

Net income per share - diluted	$6.16	$3.72	$13.82	$10.59

Average shares outstanding - basic	91,823,573	93,099,714	91,850,565	93,121,900

Average shares and equivalents outstanding - diluted	93,604,260	95,135,257	93,510,104	95,170,768

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

Thousands of dollars

	2019		2018
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended September 30:
The Americas Group	$2,898,158	$663,671	$2,665,663	$577,738
Consumer Brands Group	678,473	114,891	770,543	83,941
Performance Coatings Group	1,290,247	137,432	1,294,579	104,868
Administrative	772	(206,161)	685	(350,594)

Consolidated totals	$4,867,650	$709,833	$4,731,470	$415,953

Nine Months Ended September 30:
The Americas Group	$7,809,059	$1,607,143	$7,371,135	$1,485,027
Consumer Brands Group	2,137,447	343,482	2,204,668	249,072
Performance Coatings Group	3,838,002	386,452	3,891,678	339,828
Administrative	1,863	(652,689)	2,791	(816,302)

Consolidated totals	$13,786,371	$1,684,388	$13,470,272	$1,257,625

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

Thousands of dollars

	September 30,
	2019	2018
Cash	$189,645	$181,511
Accounts receivable	2,479,043	2,584,280
Inventories	1,824,969	1,802,418
Other current assets	414,082	410,913
Short-term borrowings	(435,699)	(650,134)
Current portion of long-term debt	(429,569)	(310,561)
Current portion of operating lease liabilities	(364,379)
Accounts payable	(2,028,402)	(2,165,724)
Other current liabilities	(1,607,741)	(1,715,646)

Working capital	41,949	137,057
Net property, plant and equipment	1,798,301	1,766,354
Deferred pension assets	33,468	305,979
Goodwill and intangibles	11,847,956	12,253,184
Operating lease right-of-use assets	1,659,010
Other non-current assets	617,865	617,147
Long-term debt	(8,043,030)	(8,710,831)
Postretirement benefits other than pensions	(260,968)	(277,857)
Deferred income taxes	(1,096,854)	(1,356,566)
Long-term operating lease liabilities	(1,352,246)
Other long-term liabilities	(1,222,591)	(803,942)

Shareholders’ equity	$4,022,860	$3,930,525

Selected Information (Unaudited)

Thousands of dollars

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
The Americas Group - net new stores	11	21	31	43
The Americas Group - total stores	4,727	4,663	4,727	4,663
Performance Coatings Group - net new branches		(3)	(1)	(6)
Performance Coatings Group - total branches	281	284	281	284

Depreciation	$65,209	$67,381	$194,957	$211,514
Capital expenditures	96,946	64,358	224,825	166,184
Cash dividends	105,102	80,898	314,859	242,539
Amortization of intangibles	77,548	80,077	234,400	239,019

Significant components of Other general expense - net:
Provision for environmental related matters - net	10,602	2,299	17,874	34,317
Loss on sale or disposition of assets	1,430	9,227	822	7,178

Significant components of Other expense (income) - net:
Pension plan settlement expense			32,410
Extinguishment of Senior Notes expense	14,754		14,754
Dividend and royalty income	(2,253)	(2,995)	(7,830)	(5,967)
Expense from banking activities	2,622	2,694	7,973	7,380
Foreign currency transaction related losses	16,394	6,157	12,458	9,321
Other (1)	(525)	(4,133)	(4,878)	(19,422)

Intersegment transfers:
Consumer Brands Group	995,115	936,281	2,768,947	2,657,614
Performance Coatings Group	29,495	4,474	88,331	16,888
The Americas Group	(5)	233	1	506
Administrative	3,317	3,390	9,655	9,851

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company. No items are individually significant.